July 6, 2007
International Stem Cell Corporation
2595 Jason Court
Oceanside, CA 92056

Re:	International Stem Cell Corporation Registration on Form SB-2 (File No. 333-142048)
Ladies and Gentlemen:
     We have acted as counsel to International Stem Cell Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement (File No. 333-142048) on Form SB-2 as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on April 11, 2006, Amendment No. 1 thereto, filed on April 24, 2007, Amendment No. 2 thereto, filed on May 18, 2007, Amendment No. 3 thereto, filed on June 20, 2007, Amendment No. 4 thereto filed on July 2, 2007 and Amendment No. 5 thereto filed on July 6, 2007 (as so amended, the “Registration Statement”). The Registration Statement registers under the Act an aggregate of 16,686,315 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) consisting of 12,806,502 issued and outstanding shares of Common Stock (the “Issued Shares”) and 3,879,813 shares of Common Stock issuable (the “Warrant Shares”) upon exercise of the warrants to purchase shares of Common Stock set forth on Schedule A hereto (collectively, the “Warrants”) that may be sold from time to time by the stockholders identified as selling stockholders (collectively, the “Selling Stockholders”) in the final prospectus that forms a part of the Registration Statement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) a form of specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the Bylaws of the Company, as amended to date and currently in effect; (v) records of proceedings of the Company’s Board of Directors; (vi) stock records and certificates relating to the Issued Shares; (vii) subscription agreements between the Company and the purchasers party thereto, and the records of the closing of the purchase and sale of the Issued Shares pursuant to such subscription agreements; and (viii) each of the Warrants.
     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company.

International Stem Cell Corporation
July 6, 2007

     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.
     Based upon and subject to the foregoing, it is our opinion that:
     1. The Issued Shares have been validly issued and are fully paid and nonassessable; and
     2. If and when (i) the Warrant Shares have been issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, including payment in full of the exercise price for the Warrant Shares in accordance with the terms of the Warrants, and (ii) certificates representing the Warrant Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or registered and issued electronically through The Depository Trust Company by such transfer agent and registrar for the Common Stock, the Warrant Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinions are limited in all respects and for all purposes to the laws of the State of California, the federal laws of the United States, the General Corporation Law of the State of Delaware, in each case as presently in effect.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

KATTEN MUCHIN ROSENMAN LLP

SCHEDULE A
Warrant to purchase an aggregate of 2,250,190 shares of Common Stock issued to Brookstreet Securities Corporation, which warrants expire on December 28, 2012 and have an exercise price of $1.00 per share.
Warrant to purchase an aggregate of 1,202,856 shares of Common Stock issued between February 2006 and August 2006 by the Company’s wholly-owned subsidiary Lifeline Cell Technology, LLC, which warrants expire on June 1, 2009 and have an exercise price of $0.80 per share.
Warrant to purchase an aggregate of 426,767 shares of Common Stock issued between June 2006 and July 2006 by the Company’s wholly-owned subsidiary Lifeline Cell Technology, LLC, which warrants expire on June 1, 2009 and have an exercise price of $0.80 per share.